Exhibit 10.2

August 1, 2002

Mr. Donald J. Swistowicz

First Midwest Bancorp, Inc.

300 Park Boulevard, Suite 405

Itasca, IL 60143

RE: Continuing Participation Agreement - August 1, 2002

Dear Don:

I am pleased to submit to you this Continuing Participant Agreement (the "Agreement") under the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, as Amended (the "Plan"). The term of this Agreement is three years, commencing on August 1, 2002, the date you will cease to be a full-time salaried employee of the Company and its subsidiaries (the "Continuation Period"). The remainder of this letter details how this Agreement impacts your outstanding Options listed in Schedule A attached hereto (the "Options").

The Agreement is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Exercisability. Except as otherwise provided in paragraphs (3) and (4) below, the Options shall continue to vest and shall become and/or remain exercisable during the Continuation Period on the same basis as if you were an Employee during such period. In no event, however, will an Option be exercisable after the Expiration Date thereof.

(2) Procedure for Exercise. The procedures relating to exercise of your Options set forth in the Letter Agreements setting forth the terms and conditions of the grant of each Option (each an "Option Agreement") shall continue to apply, provided, that you will not be permitted to participate in the Nonqualified Stock Option Gain Deferral Plan.

(3) Termination of Employment Upon Termination of Continuation Period. As stated above, solely for purposes of your Options, your employment with the Company will not be deemed to have terminated until the termination of the Continuation Period. The Continuation Period will terminate upon the earlier of (a) your death, (b) the third anniversary of the commencement of the Continuation Period, or (c) the termination of this Agreement by the Company for "cause." "Cause" shall mean any activity by you which would violate Section 12 (Confidential Information) of your Employment Agreement with First Midwest Bancorp, Inc. dated September 1, 1997 that would be materially and demonstrably injurious to First Midwest Bancorp, Inc. or its subsidiaries;

or any activity by you which would violate Section 13 (Noncompetition) of such Employment Agreement.

In the event of your death during the Continuation Period, all vesting exercise restrictions will lapse and your Options will become immediately exercisable in full. Upon the termination of the Continuation Period, your Options will continue to be exercisable by you (or in the event of your death, by your beneficiary or your estate's executor or administrator) to the same degree that your Options were exercisable at the termination of the Continuation Period (including any acceleration of vesting which may occur in the event of death), until the first of the following occur:

(a) except as provided in the event of a Change in Control, the expiration of 30 days after the date of termination of the Continuation Period;

(b) the expiration of three years following death; or

(c) the Expiration Date.

(4) Merger, Consolidation or Change in Control. In the event of a Change in Control as defined in Section 13 of the Plan, as amended by the Board of Directors of the Company on February 18, 1998, prior to the termination of the Continuation Period, all holding period and vesting exercise restrictions will lapse and the your options will become immediately exercisable in full and the 30-day period set forth in paragraph (3)(a) above will be extended to three years.

(5) Limited Transferability. Your options remain personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided in the Plan.

(6) Securities Law Restrictions. You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any option shares. The Company registered the option shares under The Securities Act of 1933.

(7) Future Grants: Reload Provisions. You are not entitled to grant any additional stock options pursuant to the Plan during the Continuation Period. Accordingly, no reload stock option will be granted upon any exercise of your Options after the last day of your employment as a full-time salaried employee.

(8) Employment; Successors. Except as provided herein with respect to your Options, nothing in this Agreement shall confer any right on you as an employee of the Company or any of its subsidiaries or to receive any compensation or benefits as an employee with respect to any period after the termination of your employment with the Company and its Subsidiaries. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and to your successors and beneficiaries.

(9) Effect on Options; Other Matters. Except as expressly provided in this Agreement, the terms and conditions of all Option Agreements shall continue in full force and effect. This Agreement only addresses the impact of the Continuation Period on your Options.

Nothing herein modifies or changes any of the other benefits which have accrued to you through your termination of employment. We advise you to keep your beneficiary designation form and all other necessary forms up to date and to review the Plan, the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options" for all securities, tax and other necessary information. You are strongly encouraged to contact your tax advisor regarding any federal tax consequences related to your options and any other advisor from whom you may receive assistance.

To confirm your understanding and acceptance of this Agreement, please sign and return the extra copy of this Agreement. The original copy of this Agreement should be retained for your permanent records. If you have any questions, please do not hesitate to contact the office of the Senior Vice President and Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

/s/ ROBERT P. O'MEARA

Robert P. O'Meara

Chairman and Chief Executive Officer

First Midwest Bancorp, Inc.

Acknowledged and agreed:

/s/DONALD J. SWISTOWICZ Participant's Signature	July 31, 2002 Date

SCHEDULE A

The following is a summary of your stock options under the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, as amended. Unless as expressly modified by the Agreement, all Options remain as written.

Option Number	Option Date	Vest Date	Exercise Price	Number of Shares
00000666	8/18/99	8/18/02	$ 21.8334	2,523
00000752	2/16/00	2/16/03	$ 18.4000	8,825
00000904	2/21/01	2/21/03	$ 22.5000	8,667
	2/21/01	2/21/04	$ 22.5000	8,667
00001070	2/20/02	2/20/04	$ 28.6950	7,319
	2/20/02	2/20/05	$ 28.6950	7,318
				43,319

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